EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-112378 and 333-36598) pertaining to the Weatherford International, LLC 401(k) Savings Plan of our report dated June 27, 2016, with respect to the financial statements and schedule of the Weatherford International, LLC 401(k) Savings Plan included in this Annual Report (Form 11-K) as of December 31, 2015 and 2014 and for the year ended December 31, 2015.

/s/ Melton & Melton, L.L.P.

Houston, Texas
June 27, 2016